Exhibit 99.1

Dollar Tree, Inc. Announces $200 Million Accelerated Share Repurchase

CHESAPEAKE, Va. – March 22, 2010 - Dollar Tree, Inc. (NASDAQ: DLTR), the nation's leading operator of discount variety stores selling everything for $1 or less today announced that after market close on March 19, 2010, it entered into an agreement with Bank of America N.A. to repurchase approximately $200 million of its common shares under an accelerated share repurchase program.  Dollar Tree will acquire these common shares under the $500 million share repurchase program announced on October 4, 2007.

The specific number of shares to be repurchased is generally based on the volume weighted average share price of the company’s common shares during the term of the accelerated share repurchase program, subject to collar provisions that establish the minimum and maximum price and number of shares to be repurchased under the agreement.  All of the repurchased shares will be retired. Prior to issuance of this press release, no trading activity has occurred in the public market related to this accelerated share repurchase program.

"Our share repurchase program continues to represent an important part of our capital allocation strategy and an efficient and flexible way of returning value to shareholders," said President and CEO Bob Sasser.  "We ended fiscal year 2009 with nearly $600 million in cash and investments and believe we have the ability to generate substantial free cash flow for the foreseeable future.”

Dollar Tree operated 3,834 stores in 48 states as of February 27, 2010.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  This press release contains "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, will, anticipate, expect, intend, plan, forecast, or estimate.  For example, our forward looking statements include statements regarding our intentions to repurchase stock, the method and timing as well as the number of shares repurchased, related expenditures, the benefits of such transactions, and our ability to generate free cash flow.  Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are: general economic conditions, activities of competitors, inflation and fuel and labor costs, weather, changes in law or regulations, and foreign currency fluctuation.  A further list and description of these risks, uncertainties and other matters can be found in the company's annual report and other reports filed from time to time with the Securities and Exchange Commission.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 19, 2010 and our Quarterly Report on Form 10-Q filed November 24, 2009.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  Dollar Tree cautions that the foregoing list of important factors may not be complete, and we are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com

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